Exhibit 16.1

April 15, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Tile Shop Holdings, Inc.’s Form 8-K dated April 15, 2013, and have the following comments:

1. We agree with the statements made in the opening seven paragraphs within Item 4.01 in the Form 8-K, dated April 15, 2013.

2. We have no basis on which to agree or disagree with the statements made in the final paragraph in Item 4.01 in the Form 8-K, dated April 15, 2013.

Yours truly,

/s/ DELOITTE & TOUCHE LLP